                         AGREEMENT AND PLAN OF REORGANIZATION

                                     BY AND AMONG

                                  DELTAPOINT, INC.,

                                IDC ACQUISITION CORP.,

                                       INLET, INC.

                                          AND

                                INLET DIVESTITURE CORP.





                                 NOVEMBER 19, 1997

                          TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I - THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

    1.1  The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
    1.2  Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . 2
    1.3  Effect of the Merger. . . . . . . . . . . . . . . . . . . . . . . . 2
    1.4  Certificate of Incorporation; Bylaws. . . . . . . . . . . . . . . . 2
    1.5  Directors and Officers. . . . . . . . . . . . . . . . . . . . . . . 3
    1.6  Merger Consideration; Effect on Capital Stock . . . . . . . . . . . 3

        (a)  Merger Consideration. . . . . . . . . . . . . . . . . . . . . . 3
        (b)  Conversion of IDC Stock . . . . . . . . . . . . . . . . . . . . 3
        (c)  Capital Stock of Merger Sub . . . . . . . . . . . . . . . . . . 4
        (d)  Delivery of Consideration . . . . . . . . . . . . . . . . . . . 4

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF INLET AND IDC . . . . . . . . 4

    2.1  Organization. . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
    2.2  Capital Structure . . . . . . . . . . . . . . . . . . . . . . . . . 4
    2.3  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
    2.4  IDC Limited Purpose Representations . . . . . . . . . . . . . . . . 6

        (a)  No Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . 6
        (b)  Restrictions on Business Activities . . . . . . . . . . . . . . 6
        (c)  Title to Properties; Absence of Liens and Encumbrances. . . . . 6
        (d)  Agreements, Contracts and Commitments . . . . . . . . . . . . . 6

    2.5  Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . 7
    2.6  Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . . . 8
    2.7  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
    2.8  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
    2.9  Minute Books. . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
    2.10 Brokers' and Finders' Fees; Third Party Expenses. . . . . . . . . . 9
    2.11 Tax and Other Returns and Reports.. . . . . . . . . . . . . . . . . 9

        (a)  Definition of Taxes . . . . . . . . . . . . . . . . . . . . . . 9
        (b)  Tax Returns and Audits. . . . . . . . . . . . . . . . . . . . . 9

    2.12 Employee Matters and Benefit Plans. . . . . . . . . . . . . . . . .11

        (a)  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . .11
        (b)  Schedule. . . . . . . . . . . . . . . . . . . . . . . . . . . .12
        (c)  Documents . . . . . . . . . . . . . . . . . . . . . . . . . . .12
        (d)  Employee Plan Compliance. . . . . . . . . . . . . . . . . . . .13
        (e)  Pension Plans . . . . . . . . . . . . . . . . . . . . . . . . .13
        (f)  Multiemployer Plans . . . . . . . . . . . . . . . . . . . . . .13
        (g)  No Post-Employment Obligations. . . . . . . . . . . . . . . . .13
        (h)  COBRA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
        (i)  Effect of Transaction . . . . . . . . . . . . . . . . . . . . .14
        (j)  Employment Matters. . . . . . . . . . . . . . . . . . . . . . .14
        (k)  Labor.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
        (l)  International Employee Plan . . . . . . . . . . . . . . . . . .15

    2.13 Investment Matters. . . . . . . . . . . . . . . . . . . . . . . . .15
    2.14 Continuity of Interest. . . . . . . . . . . . . . . . . . . . . . .15
    2.15 Representations Complete. . . . . . . . . . . . . . . . . . . . . .15

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF DELTAPOINT AND MERGER
         SUB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15

    3.1  Organization, Standing and Power. . . . . . . . . . . . . . . . . .15
    3.2  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
    3.3  SEC Documents; DeltaPoint Financial Statements. . . . . . . . . . .16
    3.4  No Material Adverse Change. . . . . . . . . . . . . . . . . . . . .17
    3.5  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
    3.6  Brokers and Finders' Fees . . . . . . . . . . . . . . . . . . . . .17
    3.7  Securities Law Compliance; Due Issuance; Rule 144 Reporting . . . .17
    3.8  Capital Stock of DeltaPoint and Merger Sub. . . . . . . . . . . . .17
    3.9  Reorganization Representations. . . . . . . . . . . . . . . . . . .17
    3.10 Representations Complete. . . . . . . . . . . . . . . . . . . . . .18

ARTICLE IV - COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . .18

    4.1  Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . .18

        (a)  Conduct . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
        (b)  Notification. . . . . . . . . . . . . . . . . . . . . . . . . .20

    4.2  No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . .20
    4.3  No Encumbrance. . . . . . . . . . . . . . . . . . . . . . . . . . .21
    4.4  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
    4.5  Non-Competition and Non-Solicitation Agreements . . . . . . . . . .21
    4.6  Royalty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
    4.7  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22

    4.8  License . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
    4.9  Termination of Consulting and OEM Agreement.. . . . . . . . . . . .22
    4.10 Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . .22
    4.11 Liability for Taxes; Tax Returns. . . . . . . . . . . . . . . . . .23
    4.12 Cooperation and Contest Provisions. . . . . . . . . . . . . . . . .23
    4.13 Further Action; Tax Treatment . . . . . . . . . . . . . . . . . . .23

ARTICLE V - CONDITIONS TO THE CLOSING. . . . . . . . . . . . . . . . . . . .23

    5.1  Conditions to Obligations of Inlet. . . . . . . . . . . . . . . . .23

        (a)  Representations and Warranties. . . . . . . . . . . . . . . . .23
        (b)  Agreements and Covenants. . . . . . . . . . . . . . . . . . . .24
        (c)  No Injunctions or Restraints; Illegality. . . . . . . . . . . .24
        (d)  Material Adverse Change . . . . . . . . . . . . . . . . . . . .24
        (e)  Perpetual Site License. . . . . . . . . . . . . . . . . . . . .24

    5.2  Conditions to the Obligations of DeltaPoint . . . . . . . . . . . .24

        (a)  Representations and Warranties. . . . . . . . . . . . . . . . .24
        (b)  Agreements and Covenants. . . . . . . . . . . . . . . . . . . .24
        (c)  Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . .24
        (d)  No Injunctions or Restraints; Illegality. . . . . . . . . . . .24
        (e)  Material Adverse Change . . . . . . . . . . . . . . . . . . . .25
        (f)  Non-Competition and Non-Solicitation Agreements . . . . . . . .25
        (g)  Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . . .25

ARTICLE VI - SURVIVAL OF REPRESENTATIONS AND WARRANTIES;  INDEMNIFICATION. .25

    6.1  Survival of Representations and Warranties. . . . . . . . . . . . .25
    6.2  Indemnification of DeltaPoint . . . . . . . . . . . . . . . . . . .25
    6.3  DeltaPoint's Knowledge of Breaches.   . . . . . . . . . . . . . . .26
    6.4  Materiality . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
    6.5  Procedure for Indemnification . . . . . . . . . . . . . . . . . . .26
    6.6  Third-Party Claims. . . . . . . . . . . . . . . . . . . . . . . . .27
    6.7  Indemnification of Inlet. . . . . . . . . . . . . . . . . . . . . .27

ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . . . . . .27

    7.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
    7.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . .28
    7.3  Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . .28

ARTICLE VIII - GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . .28

    8.1  Amendment; Waiver . . . . . . . . . . . . . . . . . . . . . . . . .28
    8.2  Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . .28
    8.3  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . .29
    8.4  Entire Agreement; Assignment. . . . . . . . . . . . . . . . . . . .29
    8.5  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . .29
    8.6  Other Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . .29
    8.7  Governing Law; Forum. . . . . . . . . . . . . . . . . . . . . . . .29
    8.8  Rules of Construction . . . . . . . . . . . . . . . . . . . . . . .29
    8.9  Specific Performance. . . . . . . . . . . . . . . . . . . . . . . .30
    8.10 Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . . . . .30
    8.11 No Third-Party Beneficiaries. . . . . . . . . . . . . . . . . . . .30
    8.12 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
    8.13 Independent Counsel . . . . . . . . . . . . . . . . . . . . . . . .31

                                  TABLE OF CONTENTS
                                     (CONTINUED)


                                                                            PAGE

                                  INDEX OF EXHIBITS


EXHIBIT        DESCRIPTION
-------        -----------

Exhibit A        IDC Articles of Incorporation
Exhibit B        IDC Bylaws
Exhibit C        Form of Non-Competition and Non-Solicitation Agreement

                     AGREEMENT AND PLAN OF REORGANIZATION


     This AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is made and entered into as of November 19, 1997, by and among (i) DeltaPoint, Inc., a California corporation ("DELTAPOINT"), (ii) IDC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of DeltaPoint ("MERGER SUB"), (iii) Inlet, Inc., an Iowa corporation ("INLET"), and (iv) Inlet Divestiture Corp., an Iowa corporation and a wholly owned subsidiary of Inlet ("IDC").

                                    RECITALS

     A. DeltaPoint wishes to acquire from Inlet all of IDC's internet technologies including, without limitation, the CurrentIssue software technology (the "INTERNET TECHNOLOGY").

     B.   All the Internet Technology is held by IDC.

     C. Inlet is the owner of and has good and valid title to all of the capital stock of IDC (the "IDC STOCK"), free and clear of any legal or equitable encumbrances.

     D. Each of the Boards of Directors of Inlet, IDC, DeltaPoint and Merger Sub believe it is in the best interests of each company and their respective shareholders that DeltaPoint acquire IDC through the statutory merger of IDC with and into Merger Sub (the "MERGER") and, in furtherance thereof, have, in principal, approved the Merger.

     E. Pursuant to the Merger, among other things, all of the issued and outstanding shares of IDC, shall be converted into the right to receive 360,000 shares of DeltaPoint Common Stock and certain cash amounts, payable as provided herein.

     F. Pending the closing of the Merger, on June 13, 1997, (i) Inlet, IDC and DeltaPoint entered into a software license agreement (the "OEM AGREEMENT") granting to DeltaPoint, among other things, certain exclusive marketing rights to the Internet Technology and (ii) Inlet and DeltaPoint entered into a consulting agreement (the "CONSULTING AGREEMENT") pursuant to which Inlet granted to DeltaPoint the right to begin customizing the source code for the Internet Technology.

     G. Inlet, DeltaPoint and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

     H. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, the parties to this Agreement hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

     1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (the "DGCL") and the Iowa Business Corporation Act (the "IBCA"), IDC shall be merged with and into Merger Sub, the separate corporate existence of IDC shall cease, and Merger Sub shall continue as the surviving corporation and as a wholly-owned subsidiary of DeltaPoint. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.2 EFFECTIVE TIME. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "CLOSING") will take place as promptly as practicable, but no later than two (2) business days, following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to in writing by DeltaPoint and Inlet. The date upon which the Closing actually occurs is herein referred to as the "CLOSING DATE." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of Iowa (collectively, the "CERTIFICATES OF MERGER"), in accordance with the relevant provisions of the DGCL and IBCA (the time of acceptance by the Secretary of State of the State of Delaware and the State of Iowa of such filings being referred to herein as the "EFFECTIVE TIME").

     1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the IBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of IDC and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of IDC and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

     1.4  CERTIFICATE OF INCORPORATION; BYLAWS.

          (a) Unless otherwise determined by DeltaPoint prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law, PROVIDED, HOWEVER, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is "SiteMaster, Inc.".

          (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 DIRECTORS AND OFFICERS. The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Merger Sub.

     1.6  MERGER CONSIDERATION; EFFECT ON CAPITAL STOCK.

          (a) MERGER CONSIDERATION. The consideration (hereinafter referred to as the "MERGER CONSIDERATION") to be provided by DeltaPoint and Merger Sub in exchange for all outstanding IDC Stock shall be 360,000 shares of DeltaPoint Common Stock and an aggregate amount of cash equal to $825,000. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, IDC or the holder of any shares of IDC Stock, the following shall occur:

          (b) CONVERSION OF IDC STOCK The IDC Stock issued and outstanding immediately prior to the Effective Time will at the Effective Time be canceled and extinguished and converted into the right to receive the following consideration:

               (i) 360,000 shares of DeltaPoint Common Stock payable on the Closing Date; and

               (ii) $825,000 payable as follows:

                    (A) $125,000 of payments previously made pursuant to the
                        OEM Agreement and the Letter of Intent with respect to the Merger between Inlet and DeltaPoint will be credited thereto at Closing;

                    (B) $350,000 will be payable at Closing; and

                    (C) $350,000 will be payable, at DeltaPoint's option, (i) on the first anniversary of the Closing or (ii) in four quarterly payments of $87,500 commencing on the first anniversary of the Closing, together with interest (calculated on a simple interest basis) on the unpaid balance calculated from the Closing Date to the date of payment at an annual percentage rate of 20%; PROVIDED, HOWEVER, that if the amount of DeltaPoint's cash and/or cash equivalents drops below $1,500,000 at any time, then the outstanding balance of the $350,000 payable pursuant to this clause (C) on such date, plus accrued but unpaid interest to such date, shall become immediately due and payable. Interest accrued on the principal amounts due from DeltaPoint shall be payable monthly beginning on the Closing Date. With each monthly interest payment made by DeltaPoint pursuant to this Section 1.6(b)(ii)(C), DeltaPoint shall submit a current certified monthly statement stating DeltaPoint's current cash and/or cash equivalents at the time of such statement.

          (c) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall represent one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (d) DELIVERY OF CONSIDERATION. DeltaPoint will deliver to Inlet a certificate representing the 360,000 shares of DeltaPoint Common Stock at the Closing. Payment of the cash consideration on the respective installment dates as set forth above will be, at the option of DeltaPoint, by cashier's check payable to the order of Inlet or by wire transfer to an account of Inlet at a bank specified by Inlet.


                                   ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF INLET AND IDC

     Each of Inlet and IDC, jointly and severally, hereby represents and warrants to DeltaPoint, subject to such exceptions (referencing the appropriate section number) as are specifically disclosed in the Inlet Disclosure Schedule provided to DeltaPoint on the date hereof (the "INLET DISCLOSURE SCHEDULE"), as follows:

     2.1 ORGANIZATION. Each of Inlet and IDC is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. Each of Inlet and IDC has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted. Each of Inlet and IDC is duly qualified to do business and is in good standing in each foreign jurisdiction in which it is required to be so qualified other than any failure to be so qualified that would not have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations or prospects of Inlet and IDC, as the case may be (hereinafter referred to as a "MATERIAL ADVERSE EFFECT"). Attached hereto as EXHIBITS A AND B are true and correct copies of IDC's Articles of Incorporation and Bylaws, respectively, each as amended to date.

     2.2  IDC CAPITAL STRUCTURE.

          (a) The authorized capital stock of IDC consists solely of 20,000,000 shares of authorized common stock, of which 10,000 shares are issued and outstanding and held of record by Inlet. The IDC Stock is duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of IDC or any agreement to which either IDC or Inlet is a party or by which either IDC or Inlet is bound.

          (b) There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which either IDC or Inlet or any shareholder of Inlet is a party or by which either IDC or Inlet is bound obligating either IDC or Inlet to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of IDC. Other than this Agreement, the IDC Stock is not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the IDC Stock.

          (c) IDC is not, nor has it agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association; and IDC is not, nor has it agreed to become, a party to any agreement or arrangement for participating with others in any business sharing commissions or other income.

     2.3 AUTHORITY. Each of Inlet and IDC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of both IDC and Inlet. Inlet's and IDC's Boards of Directors have approved the Merger and this Agreement. This Agreement has been duly executed and delivered each of by Inlet and IDC and constitutes the valid and binding obligation of it, enforceable in accordance with its terms. The execution and delivery of this Agreement by each of Inlet and IDC does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under (any such event, a "CONFLICT") (i) any provision of the Articles of Incorporation or Bylaws of either Inlet or IDC or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to either of Inlet or IDC or any of the properties or assets of Inlet or IDC. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("GOVERNMENTAL ENTITY") or any third party, including a party to any agreement with either Inlet or IDC (so as not to trigger any Conflict) is required by or with respect to either Inlet or IDC in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for those consents that have been previously obtained and are listed on the Inlet Disclosure Schedule.

     2.4 IDC LIMITED PURPOSE REPRESENTATIONS. Except as set forth in the Inlet Disclosure Schedule, IDC has no assets (other than the Internet Technologies and its rights under this Agreement and the Consulting Agreement) and no liabilities (other than its obligations under this Agreement and the Consulting Agreement). Specifically, and except as reflected in the Inlet Disclosure Schedule:

          (a) NO LIABILITIES. IDC does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other.

          (b) RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which Inlet or IDC is a party or otherwise binding upon IDC which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of IDC, any acquisition of property (tangible or intangible) by IDC or the conduct of the business by IDC. All statutory and other licenses, consents, permits and authorities necessary or desirable for IDC's ownership of its assets or the carrying on of its business as now carried on have been obtained and are valid and subsisting and all conditions applicable to any such license, consent, permit or authority have been complied with and none of such licenses, consents, permits or authorities have been breached or is likely to be suspended, canceled, refused or revoked. Without limiting the foregoing, except as set forth in the Inlet Disclosure Schedule, neither IDC nor Inlet has entered into any agreement under which IDC is restricted from selling, licensing or otherwise distributing any of its current, planned or proposed products or services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

          (c) TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES. Other than by virtue of its ownership of the IDC Stock, the OEM Agreement and the Consulting Agreement, Inlet does not own any assets or rights related to the Internet Technology. IDC has good and valid title to all its assets (including the Internet Technology) free and clear of any Liens, except as reflected on the Inlet Disclosure Schedule and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

          (d) AGREEMENTS, CONTRACTS AND COMMITMENTS. Other than this Agreement, the OEM Agreement, the Consulting Agreement and any other agreements, contracts or commitments that involve, in the aggregate less than $10,000, IDC does not have, is not a party to nor is it bound by any agreement, contract or commitment, including:

               (i) any fidelity or surety bond or completion bond and any agreement of indemnification or guaranty,

               (ii)  any leases of personal property,

               (iii) any agreements, contracts or commitments relating to capital expenditures,

               (iv) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise, or

               (v) any management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between IDC or any affiliate thereof and any consultant or any current, former, or retired employee, officer, or director of IDC or any affiliate thereof.

IDC has not materially breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment to which it is bound (including those set forth in any of the Inlet Disclosure Schedules) (any such agreement, contract or commitment, a "CONTRACT"). Each Contract is in full force and effect and is not subject to any default thereunder of which either Inlet or IDC has knowledge by any party obligated to IDC pursuant thereto.

     2.5  INTELLECTUAL PROPERTY.

          (a) IDC is the sole and exclusive owner, with all right, title and interest in and to (free and clear of any Liens), or has a right to use (and is not contractually obligated to pay any compensation to any third party in respect thereof), the patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used in or necessary or material to IDC's ownership of the Internet Technologies and the conduct of its business as currently conducted or proposed to be conducted (the "IDC INTELLECTUAL PROPERTY RIGHTS" and each an "IDC INTELLECTUAL PROPERTY RIGHT").

          (b) The Inlet Disclosure Schedule sets forth a complete list of all patents, registered and material unregistered trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in IDC Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such IDC Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

          (c) Except as set forth in the Inlet Disclosure Schedule, no claims with respect to IDC Intellectual Property Rights have been asserted or are threatened by any person, nor, to the best knowledge of either Inlet or IDC, are there any valid grounds for any BONA FIDE claims, (i) to the effect that the manufacture, sale, licensing or use of any of the products of IDC infringes on any copyright, patent, trade mark, service mark, trade secret or other proprietary right of others, (ii) against the use by IDC of any trademarks, service marks, trade names, trade secrets, copyrights, maskworks, patents, technology, know-how or computer software programs and applications relating to the Internet Technology as currently used or as proposed to be used by IDC, or (iii) challenging the ownership by IDC or the validity or effectiveness of any of the IDC Intellectual Property Rights. All registered trademarks, service marks and copyrights held by IDC are valid. To the best knowledge of each of Inlet and IDC, except as set forth in the Inlet Disclosure Schedule, IDC has not infringed, and the business as currently conducted or as proposed to be conducted does not infringe, any copyright, patent, trademark, service mark, trade secret or other proprietary right of any third party. To the best knowledge of each of Inlet and IDC, except as set forth in the Inlet Disclosure Schedule, there is no material unauthorized use, infringement or misappropriation of any of the IDC Intellectual Property Rights by any third party, including any employee or former employee of either Inlet or IDC. No IDC Intellectual Property Right or product of IDC is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by IDC.

          (d) Each employee, consultant or contractor of either Inlet or IDC given access to proprietary and confidential information of IDC has executed a proprietary information and confidentiality agreement substantially in either of Inlet's or IDC's standard forms. All software included in the IDC Intellectual Property Rights is either commercially available software subject to shrinkwrap license or original with IDC and has been either created by employees of IDC on a work-for-hire basis or by consultants or contractors who have created such software themselves and have assigned all rights they may have had in such software to IDC.

     2.6 COMPLIANCE WITH LAWS. IDC and Inlet have complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

     2.7 LITIGATION. There is no action, suit or proceeding of any nature pending or, to the knowledge of Inlet, threatened against Inlet (as it relates to the Internet Technologies) or IDC, its properties or any of its officers or directors (in their respective capacities as such). There is no investigation pending or threatened against any of Inlet (as it relates to the Internet Technologies) or IDC, its properties or any of its officers or directors by or before any governmental entity. The Inlet Disclosure Schedule sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No governmental entity has at any time challenged or questioned the legal right of Inlet (as it relates to the Internet Technologies) or IDC to manufacture, offer or sell any of its products in the present manner or style thereof. The Inlet Disclosure Schedule also lists all suits and legal actions initiated by either Inlet or IDC related to the business or assets of IDC.

     2.8 INSURANCE. The Internet Technologies are insured for Inlet's benefit and will be so insured through the Closing. All such policies currently in effect are in full force and effect.

     2.9 MINUTE BOOKS. The minute books of IDC made available to counsel for DeltaPoint are the only minute books of IDC and contain an accurate summary of all meetings of directors (or committees thereof) and shareholders or actions by written consent since the time of incorporation of IDC.

     2.10 BROKERS' AND FINDERS' FEES; THIRD PARTY EXPENSES. Neither Inlet nor IDC has incurred, or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Inlet agrees to indemnify DeltaPoint for all third party expenses incurred by each of Inlet and IDC in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

     2.11 TAX AND OTHER RETURNS AND REPORTS.

          (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or, collectively, "TAXES", means any and all taxes, assessments and other governmental charges, duties, impositions and liabilities imposed by any governmental entity, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)  TAX RETURNS AND AUDITS.

               (i) As of the Closing, IDC and any affiliated group (within the meaning of Section 1504 of the Code) of which IDC is or has been a member, will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to any and all Taxes concerning or attributable to IDC or its operations and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

               (ii) IDC has (A) paid or accrued all Taxes it is required to have paid or accrued and (B) withheld with respect to its employees all federal and state income Taxes, The Federal Insurance Contribution Act ("FICA"), the Federal Unemployment Tax Act ("FUTA") and other Taxes required to have been withheld.

               (iii) IDC has not been delinquent in the payment of any Tax nor is there any tax deficiency outstanding, proposed or assessed against IDC, nor has IDC executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (iv) No audit or other examination of any Return of IDC is currently in progress, nor has IDC been notified of any request for such an audit or other examination.

               (v) IDC does not have any liabilities for unpaid federal, state, local or foreign Taxes, which have not been accrued or reserved against on the financial statements of IDC and neither Inlet nor IDC has any knowledge of any basis for the assertion of any such liability attributable to IDC, its assets or operations.

               (vi) Inlet has provided to DeltaPoint copies of all federal and state income and all state sales and use Tax Returns for all periods since the date of IDC's incorporation, if any.

               (vii) There are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS") on the assets of IDC relating to or attributable to taxes.

               (viii) Neither Inlet nor IDC has any knowledge of any basis for the assertion of any claim relating or attributable to taxes which, if adversely determined, would result in any material (individually or in the aggregate) Lien on the assets of IDC.

               (ix) None of IDC's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

               (x) As of the Closing, there will not be any contract, agreement, plan or arrangement, including, but not limited to, the provisions of this Agreement, covering any employee or former employee of IDC that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

               (xi) IDC has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by IDC.

               (xii) IDC is not a party to a tax sharing or allocation agreement nor does IDC owe any amount under any such agreement.

               (xiii) IDC is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

               (xiv) IDC's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on IDC's tax books and records.

               (xv) IDC is not a party to any tax exemption agreements in any jurisdiction, including the nature, amount and lengths of such tax exemption arrangement. IDC is in full compliance with all terms and conditions of any such tax exemption agreements or order of any Governmental Entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the validity and effectiveness of any such tax exemption or order.

     2.12 EMPLOYEE MATTERS AND BENEFIT PLANS.

          (a) DEFINITIONS. With the exception of the definition of "Affiliate" set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

               (i) "AFFILIATE" shall mean any other person or entity under common control with IDC within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

               (ii) "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by IDC or any Affiliate for the benefit of any Employee;

               (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

               (iv)   "DOL"  shall mean the Department of Labor;

               (v) "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of IDC or any Affiliate;

               (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between IDC or any Affiliate and any Employee or consultant;

               (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

               (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

               (ix) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan that has been adopted or maintained by IDC or any Affiliate, whether informally or formally, for the benefit of Employees outside the United States;

               (x)    "IRS" shall mean the Internal Revenue Service;

               (xi) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

               (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

               (xiii) "PENSION PLAN" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

          (b) SCHEDULE. Schedule 2.12(b) contains an accurate and complete list of each Company Employee Plan and each such Employee Agreement, together with a schedule of all liabilities, whether or not accrued, under each Company Employee Plan or Employee Agreement. IDC does not have any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to DeltaPoint in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

          (c)  DOCUMENTS.  Inlet has provided to DeltaPoint or its counsel:
(i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to IDC; (ix) all COBRA forms and related notices; and (x) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

          (d)  EMPLOYEE PLAN COMPLIANCE.  Except as set forth on
Schedule 2.12(d), (i) IDC has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Inlet, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan;
(v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to DeltaPoint, IDC or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Inlet or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither IDC nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

          (e) PENSION PLANS. Neither IDC nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

          (f) MULTIEMPLOYER PLANS. At no time has IDC or any Affiliate contributed to or been requested to contribute to any Multiemployer Plan.

          (g)  NO POST-EMPLOYMENT OBLIGATIONS.  Except as set forth in
Schedule 2.12(g), no Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and IDC has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

          (h) COBRA. Neither IDC nor any Affiliate has, prior to the Closing and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

          (i)  EFFECT OF TRANSACTION.

               (i) Except as set forth on Schedule 2.12(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company

Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

               (ii) Except as set forth on Schedule 2.12(i), no payment or benefit which will or may be made by IDC or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

          (j) EMPLOYMENT MATTERS. IDC: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees;
(ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against IDC under any worker's compensation policy or long-term disability policy.

          (k) LABOR. No work stoppage or labor strike against IDC is pending, threatened or reasonably anticipated. IDC does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Schedule 2.12(k), there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Inlet, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to IDC. Neither IDC nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Schedule 2.12(k), IDC is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by IDC.

          (l) INTERNATIONAL EMPLOYEE PLAN. Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Closing, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent IDC or DeltaPoint from terminating or amending any International Employee Plan at any time for any reason.

     2.13 INVESTMENT MATTERS. Inlet has sufficient knowledge and experience in business and financial matters so as to enable it to analyze and evaluate the merits and risks associated with acquiring the DeltaPoint Common Stock. Inlet is acquiring the DeltaPoint Common Stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.

     2.14 CONTINUITY OF INTEREST. Inlet is under no obligation and has no current plan or intention to engage in a sale, exchange, transfer, distribution (including a distribution to shareholders), redemption or reduction in any way of Inlet's risk of ownership by short sale or otherwise of any of the shares of DeltaPoint Common Stock to be received in the Merger.

     2.15 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Inlet or IDC (as modified by the Inlet Disclosure Schedule), nor any written statement made in any schedule or certificate furnished by Inlet or IDC pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                     ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF DELTAPOINT
                                    AND MERGER SUB

     Each of DeltaPoint and Merger Sub, jointly and severally, represents and warrants to IDC and Inlet, subject to such exceptions (referencing the appropriate section number) as are specifically disclosed in the DeltaPoint Disclosure Schedule provided to Inlet on the date hereof (the "DELTAPOINT DISCLOSURE SCHEDULE"), as follows:

     3.1 ORGANIZATION, STANDING AND POWER. Each of DeltaPoint and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its organization. Each of DeltaPoint and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted by it. Each of DeltaPoint and Merger Sub is duly qualified to do business and is in good standing in each foreign jurisdiction in which it is required to be so qualified other than any such failure which would not have a Material Adverse Effect.

     3.2 AUTHORITY. Each of DeltaPoint and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of DeltaPoint and Merger Sub. This Agreement has been duly executed and delivered by DeltaPoint and Merger Sub and constitutes the valid and binding obligation thereof, enforceable in accordance with its terms. The execution and delivery of this Agreement by DeltaPoint and Merger Sub does not, and the performance by DeltaPoint and Merger Sub of its obligations hereunder will not, conflict with
(i) any provision of the Articles of Incorporation or Bylaws of DeltaPoint or Merger Sub, as the case may be, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to DeltaPoint or Merger Sub., as the case may be, or its properties or assets, except where such conflict would not have a Material Adverse Effect. No consent, waiver, approval, order or authorization of, or registration, declaration or filing
(the lack of which would have a Material Adverse Effect) with any Governmental Entity or any third party is required by or with respect to DeltaPoint or Merger Sub in connection with the execution and delivery of this Agreement or the performance by DeltaPoint or Merger Sub of their respective obligations hereunder, except for those obtained prior to the Closing.

     3.3 SEC DOCUMENTS; DELTAPOINT FINANCIAL STATEMENTS. DeltaPoint has furnished or made available to IDC and Inlet true and complete copies of all reports or registration statements filed by it with the U.S. Securities and Exchange Commission (the "SEC") since June 1, 1997, all in the form so filed (all of the foregoing being collectively referred to as the "SEC DOCUMENTS").
As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements of DeltaPoint, including the notes thereto, included in the SEC Documents (the "DELTAPOINT FINANCIAL STATEMENTS") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of DeltaPoint at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).

     3.4 NO MATERIAL ADVERSE CHANGE. Since the date of the balance sheet included in DeltaPoint's most recently filed report on Form 10-K or 10-Q, DeltaPoint has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets or business of DeltaPoint and its subsidiaries, taken as a whole; (b) any amendment or change in the Articles of Incorporation or Bylaws of DeltaPoint (other than restatements of the Articles or Incorporation which did not require shareholders' approval); or (c) any damage to, destruction or loss of any assets of DeltaPoint, (whether or not covered by insurance) that materially and adversely affects the financial condition or business of DeltaPoint and its subsidiaries, taken as a whole.

     3.5 LITIGATION. To our knowledge, there is no action, suit, proceeding, claim, arbitration or investigation threatened against DeltaPoint or any of the properties or assets owned by DeltaPoint, or pending as to which DeltaPoint has received any notice of assertion, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or, if adversely determined, is reasonably likely to have a Material Adverse Effect on DeltaPoint or requires reporting by DeltaPoint on reports filed or to be filed with the SEC.

     3.6  BROKERS AND FINDERS' FEES.   DeltaPoint has not incurred, nor will
incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.7  SECURITIES LAW COMPLIANCE; DUE ISSUANCE; RULE 144 REPORTING.

          (a) The issuance of the shares of DeltaPoint Common Stock pursuant to this Agreement are transactions exempt from the registration provisions under the Securities Act of 1933, as amended, and applicable state securities laws. Upon issuance of the DeltaPoint Common Stock to be issued hereunder in accordance with the terms of this Agreement, such shares shall be duly authorized, validly issued, fully paid and non-assessable by DeltaPoint and not subject to preemptive rights created by statute, DeltaPoint's Articles of Incorporation or Bylaws or any agreement to which DeltaPoint is a party or by which it is bound.

          (b) Inlet understands that the DeltaPoint Common Stock to be received by Inlet is characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from DeltaPoint in a transaction not involving a public offering, and that under such laws and applicable regulations such DeltaPoint Common Stock may be resold without registration under the Securites Act only in certain limited circumstances.
With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the DeltaPoint Common Stock to the public without registration, DeltaPoint agrees to use its best efforts to:

               (i) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act at all times; and

               (ii) File with the SEC in a timely manner all reports and other documents required of DeltaPoint under the Securities Act and the Securities Exchange Act of 1934, as amended.

     3.8 CAPITAL STOCK OF DELTAPOINT AND MERGER SUB. The description of capital stock of DeltaPoint set forth in DeltaPoint's Registration Statement on Form S-1 dated October 7, 1997 is true and correct as of such date. At the Closing, the authorized capital stock of Merger Sub will consist of 1,000 shares of Common Stock, 100 of which shares as of the date hereof are validly issued, fully paid and non-assessable, and are owned by DeltaPoint free and clear of all liens and encumbrances.

     3.9 REORGANIZATION REPRESENTATIONS. Prior to the Merger, DeltaPoint will be in control of Merger Sub within the meaning of Section 368(c) of the Code. Following the Merger, Merger Sub will not issue additional shares of its stock that would result in DeltaPoint losing control of Merger Sub within the meaning of Section 368(c) of the Code. DeltaPoint has no plan or intention to reacquire any of its stock issued in the Merger. DeltaPoint has no plan or intention to liquidate

Merger Sub; to merge Merger Sub with and into another corporation; to sell or otherwise dispose of the stock of Merger Sub; or to cause Merger Sub to sell or otherwise dispose of any of its assets or any of the assets of IDC acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(c) of the Code. Following the Merger, Merger Sub will continue the historic business of IDC or use a significant portion of IDC's historic business assets in a business. DeltaPoint and Merger Sub will pay their respective expenses, if any, incurred in connection with the Merger. No two (2) parties to the transaction are investment companies as defined in Section 368A(a)(2)(F)(iii) and (iv) of the Code. No stock of Merger Sub will be issued in the Merger.

     3.10 REPRESENTATIONS COMPLETE. None of the representations or warranties made by DeltaPoint and Merger Sub (as modified by the DeltaPoint Disclosure Schedule), nor any written statement made in any schedule or certificate furnished by DeltaPoint or Merger Sub pursuant to this Agreement, contains any untrue statement of material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.


                                      ARTICLE IV
                                      COVENANTS

     4.1  CONDUCT OF BUSINESS.

          (a) CONDUCT. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Inlet shall cause IDC (except to the extent that DeltaPoint shall otherwise consent in writing) to conduct its business in the ordinary course of business consistent with past practice (and consistent with IDC's limited purpose of owning the Internet Technology), to pay all taxes and other liabilities as they come due and to use all reasonable efforts to preserve intact its present business organization. Inlet shall promptly notify DeltaPoint of any event or occurrence or emergency not in the ordinary course of business, and any material event involving or adversely affecting IDC or the Internet Technology. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, IDC will not, and Inlet will take all action to ensure that IDC will not, without the prior written consent of
DeltaPoint:

               (i) own any assets other than the Internet Technology and the assets owned as of the date of this Agreement;

              (ii) incur any material liability or grant any lien on its assets;

             (iii) transfer to any person or entity any rights to any IDC Intellectual Property Rights;

              (iv) enter into or amend any agreements pursuant to which any other party is granted manufacturing, marketing, distribution or similar rights of any type or scope with respect to any products of IDC;

               (v) amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Inlet Disclosure Schedule;

              (vi)  commence any litigation;

             (vii) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of IDC, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

            (viii) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

              (ix) cause or permit to be made any amendments to its Articles of Incorporation or Bylaws;

               (x) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

              (xi) sell, lease, license or otherwise dispose of any of its properties or assets;

             (xii) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of IDC or guarantee any debt securities of others;

            (xiii) hire any employee or consultant or grant any severance or termination pay to any director, officer employee or consultant;

             (xiv) adopt or amend any employee benefit plan, program, policy or arrangement, or enter into any employment contract, extend any employment offer, pay or agree to pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of its employees;

              (xv)  revalue any of its assets;

             (xvi) pay, discharge or satisfy, in an amount in excess of $5,000, in any one case, or $10,000, in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Inlet Disclosure Schedule;

            (xvii) make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

           (xviii) enter into any strategic alliance, joint development or joint marketing arrangement or agreement;

             (xix) fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

              (xx) waive or commit to waive any rights with a value in excess of $5,000, in any one case, or $10,000, in the aggregate;

             (xxi) cancel, materially amend or renew any insurance policy other than in the ordinary course of business;

            (xxii) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which IDC directly or indirectly holds any interest on the date hereof; or

           (xxiii) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a)(i) through (xxii) above, or any other action that would prevent Inlet or IDC from performing, or cause Inlet or IDC not to perform, its covenants hereunder.

          (b) NOTIFICATION. Inlet shall promptly notify DeltaPoint of any event or occurrence which is not in the ordinary course of business of IDC or which is material and adverse to the use of the Internet Technology.

     4.2 NO SOLICITATION. Until the earlier of the Closing and the date of termination of this Agreement, Inlet will not (nor will Inlet permit any of IDC's officers, directors, shareholders, agents, representatives or affiliates
to) directly or indirectly, take any of the following actions with any party other than DeltaPoint and its designees: (a) solicit, initiate, entertain, or encourage any proposals or

      offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of IDC (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), or any material portion of its capital stock or assets or any equity interest in IDC, (b) provide information with respect to it to any person, other than DeltaPoint, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of IDC (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), or any material portion of its capital stock or assets or any equity interest in IDC, (c) enter into an agreement with any person, other than DeltaPoint, providing for the acquisition of IDC (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), or any material portion of its capital stock or assets or any equity interest in IDC, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of IDC (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), or any material portion of its capital stock or assets or any equity interest in IDC by any person, other than by DeltaPoint. IDC shall, and Inlet will take all action to ensure that IDC will, immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if Inlet or IDC receives prior to the Closing or the termination of this Agreement any offer or proposal relating to any of the above, Inlet will immediately notify DeltaPoint thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as DeltaPoint may reasonably request. Except as contemplated by this Agreement or as required by law, disclosure by Inlet or IDC of the terms of this Agreement to anyone not already having knowledge of such terms (other than the prohibition of this section) shall be deemed to be a violation of this Section 4.2.

     4.3 NO ENCUMBRANCE. Until the earlier of the Closing or the date of termination of this Agreement, Inlet will not (nor will Inlet permit IDC or any of IDC's officers, directors, agents, representatives or affiliates to), directly or indirectly, take any action which could in any way and at any time impair Inlet's good and valid title to the IDC Stock or could cause or lead to the creation of any lien, claim, charge, pledge, security interest, option, or other legal or equitable encumbrance with regard to any share or shares of the IDC Stock.

     4.4 EXPENSES. Each of Inlet and DeltaPoint shall pay its own respective fees and expenses incurred in connection with the Merger, except as otherwise contemplated in this Agreement.

     4.5 NON-COMPETITION AND NON-SOLICITATION AGREEMENTS. Concurrent with the execution and delivery of this Agreement, Merger Sub and each of Terry Millard, Todd Millard and Inlet, Inc. will enter into a Non-Competition and Non-Solicitation Agreement substantially in the form of EXHIBIT C hereto.

     4.6  ROYALTY.

          (a) DeltaPoint agrees that it will use its reasonable best efforts to make sales, license, sublicense, distribute or otherwise make disposition of the CI Product (as defined below). After the First Customer Shipment (as defined below), DeltaPoint will pay to Inlet royalties calculated at the rate of 5% of Net Revenues (as defined below), if any, received by DeltaPoint for units of CurrentIssue or successor products that include, or are based upon, fifty percent (50%) or more of the form of CurrentIssue software code delivered to DeltaPoint at the Closing (the "CI Product") sold, licensed, sublicensed or distributed by DeltaPoint, any transferee of the rights to CurrentIssue or any of their related or affiliated entities to unaffiliated third parties; PROVIDED, HOWEVER, that the foregoing royalty obligation shall terminate once Inlet has received aggregate royalty payments of $4,000,000, in cash or its equivalent, under the foregoing provisions. For purpose of this Section 4.6, the term "FIRST CUSTOMER SHIPMENT" shall mean the first commercial shipment of the CI Product by DeltaPoint or its agents or customers to any retail distributor or other customer that is paying a license fee or purchase price therefor, and is not an alpha or beta site evaluation customer of such product. For the purpose of this Section 4.6, the term "NET REVENUES" shall mean actual cash receipts less taxes (other than income taxes), duties, excises, other governmental charges and fees of any kind and less refunds, credits and returns.

          (b) Any royalty payment owed to Inlet pursuant to 4.6(a) shall be paid to Inlet within forty-five (45) days after the end of each fiscal quarter and DeltaPoint shall deliver to Inlet a good faith calculation setting forth in reasonable detail the amount of the royalty payment made pursuant to Section 4.6(a). In the event that Inlet shall in good faith dispute the amount of such payment, the parties shall hire an independent auditor to determine the appropriate amount of the royalty payment. If the audit reveals that DeltaPoint has underpaid Inlet on any quarterly payment date by an amount equal to the greater of $1000 or five percent (5%) of the amount owed to Inlet on such date, DeltaPoint shall pay the amount due within ten (10) days of the completion of the audit and shall pay for the cost of the audit. If such audit does not reveal that DeltaPoint underpaid Inlet by an amount equal to the greater of $1000 or five percent (5%) of the amount owed to Inlet on such quarterly payment date, Inlet shall pay for the cost of the audit and DeltaPoint shall not be required to make any payments to Inlet or otherwise pursuant to such audit.

          (c) Fifty percent (50%) of each payment made by DeltaPoint to Inlet pursuant to this Section 4.6 shall be made in DeltaPoint's Common Stock, valued at the average closing price of such Common Stock over the ten (10) days preceding each such payment or payments, as the case may be.

     4.7 PUBLICITY. Except as contemplated by this Agreement and unless otherwise required by law, the Nasdaq Stock Market or the Pacific Stock Exchange, no press release or other publicity relating to the transactions contemplated hereunder will be made by any party hereto without the prior consent of the other party, which consent shall not be unreasonably withheld.

     4.8 LICENSE. DeltaPoint grants to Inlet, effective as of the Closing, a perpetual site license for the CI Product solely for Inlet's internal development use in its consulting business; provided, that Inlet agrees that such license shall not be used by any party for the development and distribution of web site creation and management tools; provided, further, that such license shall be subject to the terms and conditions of the Non-Competition and Non-Solicitation Agreement to be executed and delivered by, among others, Inlet at the Closing, regardless of the term of any such Non-Competition and Non-Solicitation Agreement.

     4.9 TERMINATION OF CONSULTING AND OEM AGREEMENT. Other than any unpaid monetary obligation due thereunder and notwithstanding the other provisions thereof, the OEM Agreement and the Consulting Agreement entered into pending the consummation of this Agreement shall automatically terminate upon the Closing.

     4.10 FURTHER ASSURANCES. At any time or from time to time after the Closing, IDC and Inlet, as the case may be, agree to undertake all lawful action(s) reasonably requested by DeltaPoint to more effectively transfer and assign to, and vest in, DeltaPoint the Internet Technology.

     4.11 LIABILITY FOR TAXES; TAX RETURNS. Inlet shall be liable, and indemnify DeltaPoint, for all income Taxes imposed onIDC for any taxable year or period ending on or prior to the Closing Date, including any Taxes imposed pursuant to an audit, administrative or court proceeding, or the filing of an amended return.

     4.12 COOPERATION AND CONTEST PROVISIONS. DeltaPoint shall notify Inlet of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which may affect any Tax liability for which Inlet is liable pursuant to Section 4.11. Inlet shall have the sole right to conduct any Tax audit or administrative or court proceeding relating to a potential liability for such Taxes and shall bear all costs and expenses of such audit or examination. DeltaPoint shall not settle any Tax claim for which Inlet may be liable under Section 4.11 without the prior written consent of Inlet, which consent shall not be unreasonably withheld. Any refund of Taxes of the type for which Inlet has responsibility under Section 4.11 shall be the property of Inlet and paid over to Inlet immediately upon receipt by DeltaPoint. DeltaPoint shall not, and shall not permit any of its affiliates to, file any amended income Tax return, report or election statement with respect to any year or period for which Inlet has liability under Section 4.11, unless Inlet consents to such filing.

     4.13 FURTHER ACTION; TAX TREATMENT.

          (a) The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code. Each party and its affiliates shall use reasonable best efforts to cause the Merger to so qualify, and shall comply with the reporting requirements under Treas. Reg. Section 1.368-3.

          (b) In the event of the issuance of final or temporary Treasury regulations relating to the continuity of shareholder interest (proposed regulations were issued in the Federal Register on December 23, 1996, which would, among other things, add a new Treas. Reg. Section 1.368-1(e) to existing regulations), the parties agree to use their reasonable best efforts to take advantage of, and comply with, any provisions therein (such as an election and/or reporting requirements) to the extent necessary to cause such regulations to apply to the Merger.

                                      ARTICLE V
                              CONDITIONS TO THE CLOSING

     5.1 CONDITIONS TO OBLIGATIONS OF INLET. The obligations of Inlet and IDC to consummate the transactions contemplated by this Agreement will be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which (except Section 5.1(e)) may be waived by Inlet and IDC:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of DeltaPoint and Merger Sub contained in this Agreement will be true and correct in all material respects on and as of the Closing, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which will remain true and correct as of such date), with the same force and effect as if made on and as of the Closing.

          (b) AGREEMENTS AND COVENANTS. DeltaPoint will have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

          (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the purchase and sale of the IDC Stock contemplated hereby will be in effect.

          (d) MATERIAL ADVERSE CHANGE. There will not have occurred any material adverse change in the business, assets (including intangible assets) financial condition, results of operations or prospects of DeltaPoint since the date of this Agreement.

          (e) PERPETUAL SITE LICENSE. DeltaPoint will have granted the perpetual site license for the CI Product contemplated by Section 4.8 herein.

          (f) OPINION OF WILSON SONSINI GOODRICH & ROSATI, P.C.. Inlet shall have received from Wilson Sonsini Goodrich & Rosati, P.C., counsel to DeltaPoint, an opinion of counsel in form and substance satisfactory to Inlet and its counsel.

     5.2 CONDITIONS TO THE OBLIGATIONS OF DELTAPOINT. The obligations of DeltaPoint to consummate the transactions contemplated by this Agreement will be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in writing exclusively by DeltaPoint:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Inlet and IDC contained in this Agreement will be true and correct in all material respects on and as of the

Closing, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which will remain true and correct as of such date), with the same force and effect as if made on and as of the Closing.

          (b) AGREEMENTS AND COVENANTS. Inlet and IDC will have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

          (c) CONSENTS. DeltaPoint will have been furnished with evidence satisfactory to it that DeltaPoint, Inlet, or IDC, as the case may be, has obtained (x) all required government consents and approvals required for securing for DeltaPoint all rights in and to the IDC Stock, free of any condition imposed in respect of any such consent or approval and (y) the consents, approvals and waivers set forth in Schedule 2.4.

          (d) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the purchase and sale of the IDC Stock contemplated hereby will be in effect.

          (e) MATERIAL ADVERSE CHANGE. There will not have occurred any material adverse change in the business, assets (including intangible assets) financial condition, results of operations or prospects of Inlet (as it relates to the Internet Technology) or IDC since the date of this Agreement.

          (f) NON-COMPETITION AND NON-SOLICITATION AGREEMENTS. Each of Terry Millard, Todd Millard and Inlet, Inc. will have executed and delivered to DeltaPoint a Non-Competition and Non-Solicitation Agreement in substantially the form of EXHIBIT C and each such Agreement will be in full force and effect.

          (g) OPINION OF COUNSEL. DeltaPoint shall have received from Shuttleworth & Ingersoll, P.C., counsel to Inlet, an opinion of counsel in form and substance satisfactory to DeltaPoint and its counsel.


                                      ARTICLE VI
                     SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                   INDEMNIFICATION

     6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations, warranties and covenants (except for those covenants in Sections 3.7(b), 4.6, 4.8, 4.10 and 4.13) in this Agreement of all parties hereto shall survive the Closing and continue until 5:00 p.m., California time, on the first anniversary of the date of this Agreement (except that any representation or warranty in respect of Taxes shall survive until the tolling of the applicable statute of limitations).

     6.2 INDEMNIFICATION OF DELTAPOINT. Inlet agrees to indemnify and hold harmless each of DeltaPoint and its affiliates for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense (hereinafter individually a "LOSS" and collectively "LOSSES") incurred by DeltaPoint or Merger Sub, their officers, directors, or affiliates directly or indirectly as a result of (A) any inaccuracy or breach of a representation or warranty of Inlet or IDC contained herein, (B) any failure by Inlet or IDC to perform or comply with any covenant contained herein or (C) any Loss or liability attributable to the activities of Inlet or IDC (including obligations in respect of Taxes, employees and benefit plans); provided (i) the indemnification obligation of Inlet under each of clause (A) and (C) (but not clause (B)) of this Section 6.2 shall be limited to an amount equal to the 360,000 shares of DeltaPoint Common Stock delivered to Inlet pursuant to this Agreement multiplied by the closing price per share of DeltaPoint Common Stock on the trading day preceding the Closing Date (the "Closing Date Price") plus any cash payments payable to Inlet hereunder received or accrued to the date of indemnification; and (ii) Inlet shall have no obligations under this Section 6.2 until the aggregate Losses exceed $25,000, at which time Inlet shall provide indemnification for all Losses subject to the other limitations set forth above. There shall be no limit to the indemnification obligation of Inlet under clause (B) of this Section 6.2. Inlet may satisfy its indemnification obligation under this Section 6.2 in whole or part by delivering to DeltaPoint or Merger Sub, or their affiliates, as applicable, shares of the DeltaPoint Stock and shall be credited with respect to such obligation based upon the Closing Date Price. As defined above, "LOSS" and "LOSSES" shall exclude the amount of any tax benefit actually received by the indemnified party as a result of such Losses, after taking into account the tax consequences of any related indemnification payment made under this
Article VI in relation to such Losses. If such benefits have not yet been actually received at the time for the payment of indemnification hereunder, then the related Losses shall not exclude such benefit, but such benefit, when received, shall be refunded to the indemnifying party. Other than as set forth in this Section 6.2, Inlet shall not have any liability or obligation for any Losses to DeltaPoint, Merger Sub or their affiliates.

     6.3 MATERIALITY. For the purposes of determining the amount of Losses under this Article VI, all representations and warranties of Inlet or IDC contained herein or in any instrument, document or agreement contemplated hereby shall be deemed to be without any materiality or Material Adverse Effect exceptions or qualifications or any similar exceptions or qualifications that may be present in such representations and warranties.

     6.4 PROCEDURE FOR INDEMNIFICATION. In the event that any party hereto shall incur any Loss or Losses in respect of which indemnity may be sought by such party pursuant to this Article VI, the party from whom such indemnity may be sought ("Indemnifying Party") shall be given written notice thereof by the party seeking such indemnity ("Indemnified Party"), which notice shall specify the amount and nature of such Loss or Losses and include the request of the Indemnified Party for indemnification of such amount. If the Indemnifying Party wishes to defend any claim for any Loss or Losses for which such Indemnifying Party is or may be liable, and such Indemnifying Party first acknowledges liability and establishes (to the reasonable satisfaction of the Indemnified Party) the

Indemnifying Party's financial ability to pay for any such Loss or Losses, then such Indemnifying Party may, at its own expense, defend such claim; provided that the Indemnified Party may retain counsel (at the Indemnified Party's expense) to monitor the defense of such claim, and may take over such defense (at the Indemnifying Party's expense) if, during the course thereof, it reasonably appears that the Indemnifying Party has lost its ability to pay for any Loss or Losses threatened by such claim.

          Amounts payable by the Indemnifying Party to the Indemnified Part in respect of any Loss or Losses for which any party is entitled to indemnification hereunder, shall be payable by the Indemnifying Party as incurred by the Indemnified Party upon the final determination, either by mutual agreement of the parties hereto or pursuant to the final judgment of a court of competent jurisdiction.

     6.5 THIRD-PARTY CLAIMS. In the event DeltaPoint becomes aware of a third-party claim which DeltaPoint believes may result in Losses, DeltaPoint shall notify Inlet of such claim, and Inlet shall be entitled, at its own expense, to participate in any defense of such claim. DeltaPoint shall have the right in its sole discretion, using reasonable business judgment, to settle any such claim; provided, however, that except with the consent of Inlet, the amount of the settlement of any such claim with third-party claimants shall not be determinative of the amount of any claim under this
Article VI. In the event that Inlet has consented to any such settlement, Inlet shall have no power or authority to object under any provision of this Agreement to the amount of any claim by DeltaPoint under this Article VI with respect to such settlement to the extent that such amount is consistent with the terms of such settlement.

     6.6 INDEMNIFICATION OF INLET. DeltaPoint agrees to indemnify and hold harmless Inlet for any Losses incurred by it directly or indirectly as a result of (A) any inaccuracy or breach of a representation or warranty of DeltaPoint or Merger Sub contained herein or in any instrument, document or agreement contemplated hereby, (B) any failure by DeltaPoint or Merger Sub to perform or comply with any covenant contained herein or (C) any Loss or liability attributable to activities of DeltaPoint or Merger Sub occurring after the Closing Date; provided (i) that the indemnification obligation of DeltaPoint under this Section 6.6 shall be limited to the sum of (x) the total cash consideration payable, but not yet paid, to Inlet pursuant to this Agreement and
(y) the product obtained by multiplying the 360,000 shares of DeltaPoint Common Stock to which Inlet is entitled to pursuant to this Agreement by the Closing Date Price; and (ii) that DeltaPoint shall have no indemnification obligations under this Section 6.6 until the aggregate Losses exceed $25,000, at which time DeltaPoint shall indemnify for all Losses subject only to the limitations imposed by provisions (i) and (ii) above.


                                     ARTICLE VII
                          TERMINATION, AMENDMENT AND WAIVER

     7.1 TERMINATION. Except as provided in Section 7.2 below, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

          (a)  by mutual consent of DeltaPoint and Inlet;

          (b) by DeltaPoint or Inlet if: (i) the Closing has not occurred by December 31, 1997 (provided that the right to terminate this Agreement under this clause 7.1(b)(i) will not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in the United States in effect preventing consummation of the Merger or the transactions contemplated hereby; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger contemplated hereby by any Governmental Entity that would make consummation of the Merger illegal;

          (c) by DeltaPoint if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity, which would:
(i) prohibit DeltaPoint's or IDC's ownership or operation of all or a portion of the business of IDC or the Internet Technology or (ii) compel DeltaPoint or IDC to dispose of or hold separate all or a portion of the business or assets of DeltaPoint or IDC (including the Internet Technology) as a result of the Merger or the transactions contemplated hereby;

          (d) by DeltaPoint if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Inlet and (i) such breach has not been cured within five (5) business days after written notice to Inlet (provided that, no cure period will be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 5.2(a) or 5.2(b), as the case may be, would not then be satisfied;

          (e) by Inlet if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of DeltaPoint and
(i) such breach has not been cured within five (5) business days after written notice to DeltaPoint (provided that, no cure period will be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 5.1(a) or 5.1(b), as the case may be, would not then be satisfied.

     Where action is taken to terminate this Agreement pursuant to this
Section 7.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

     7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement will forthwith become void and there will be no liability or obligation on the part of DeltaPoint, Inlet or IDC, or their respective officers, directors or shareholders; PROVIDED, HOWEVER, that each party will remain liable for any breaches of this Agreement prior to its termination; PROVIDED, FURTHER, that the provisions of Sections 2.10, 3.6, 4.4, 4.6, 4.7 and 4.8 and Article VII of this Agreement will remain in full force and effect and survive any termination of this Agreement; and, PROVIDED, FURTHER, that neither Inlet nor IDC shall be obligated to return or repay any payments made prior to the date of termination by DeltaPoint.

     7.3 EXTENSION; WAIVER. At any time prior to the Closing, DeltaPoint, on the one hand, and Inlet, on the other, may, to the extent legally allowed,
(i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.


                                     ARTICLE VIII
                                  GENERAL PROVISIONS

     8.1 AMENDMENT; WAIVER. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     8.2 INTERPRETATION. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation" when such words are not actually used. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.4 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; (c) shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; and
(d) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that DeltaPoint and Inlet may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

     8.5 SEVERABILITY. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.6 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     8.7 GOVERNING LAW; FORUM. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     8.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.9 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY A JURY IN ANY ACTION OR PROCEEDING RELATED TO OR TO ENFORCE OR DEFEND ANY RIGHT, POWER OR REMEDY UNDER, IN RESPECT OF, RELATED TO OR CONTEMPLATED BY THIS AGREEMENT OR ANY AMENDMENT, SUPPLEMENT, AGREEMENT, INSTRUMENT OR DOCUMENT DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION SHALL BE RESOLVED BEFORE A COURT AND NOT A JURY.

     8.11 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

     8.12 NOTICES. Any and all notices permitted or required to be given under this Agreement must be in writing. Notices will be deemed given (i) when personally received or when sent by facsimile transmission (to the receiving party's facsimile number), (ii) on the first business day after having been sent by commercial overnight courier with written verification of receipt, or (iii) on the third business day after having been sent by registered or certified mail from a location on the United States mainland, return receipt requested, postage prepaid, whichever occurs first, at the address set forth below or at any new address, notice of which will have been given in accordance with this Section:

If to DeltaPoint or
Merger Sub:         DeltaPoint, Inc.
                    380 El Pueblo Road
                    Scotts Valley, CA  95066
                    Attn: Mr. Jeffrey F. Ait
                    Fax:  (408)

With a copy to:     Wilson Sonsini Goodrich & Rosati, P.C.
                    650 Page Mill Road
                    Palo Alto California 94304-1050
                    Attn: Kurt J. Berney, Esq. and Jeffrey D. Saper, Esq.
                    Fax:  (650) 493-6811

If to Inlet or IDC: Inlet, Inc.
                    211 First Avenue S.E.
                    Cedar Rapids, Iowa 52401
                    Attn: Mr. Terry Millard
                    Fax:  (319) 369-3089

with a copy to:     Shuttleworth & Ingersoll, P.C.
                    500 Firstar Bank Building
                    115 3rd Street S.E.
                    Cedar Rapids, Iowa 52406
                    Attn:  William P. Prowell, Esq.
                    Fax:  (319) 365-8725

     8.13 INDEPENDENT COUNSEL.

          (a) Inlet and IDC have been represented by Shuttleworth & Ingersoll, P.C. in the negotiation and execution of this Agreement and have not relied on any other legal counsel with respect to any matter relating thereto. DeltaPoint and Merger Sub have been represented by Wilson Sonsini Goodrich & Rosati, P.C., in the negotiation and execution of this Agreement and have not relied on any other legal counsel with respect to any matter relating thereto.

     IN WITNESS WHEREOF, DeltaPoint, Inlet, IDC Acquisition Corp. and Inlet Divestiture Corp. have caused this Agreement to be signed (by their duly authorized respective officers, as applicable), all as of the date first written above.



DELTAPOINT, INC.:                       INLET, INC.:

By _____________________________        By __________________________________
Name:___________________________        Name:________________________________
Title:__________________________        Title: ______________________________




IDC ACQUISITION CORP.:                  INLET DIVESTITURE CORP.:

By _____________________________        By ___________________________________
Name:___________________________        Name:_________________________________
Title:__________________________        Title:________________________________